Exhibit 10.2
Plan Document
and
Summary Plan Description
of the
Kennametal Inc.
2006 Executive Retirement Plan
(for Designated Officers)
Effective July 31, 2006

Kennametal Inc.
2006 Executive Retirement Plan
Article I. — General Provisions
1.1 Establishment and Purpose
     Kennametal Inc. hereby establishes the Kennametal Inc. 2006 Executive Retirement Plan (the “Plan”) on the terms and conditions hereinafter set forth. The Plan is designed primarily for the purpose of providing benefits for a select group of highly-compensated management employees of the Company and is intended to qualify as a “top hat” plan under ERISA §§ 201(2), 301(a)(3) and 401(a)(1).
1.2 Definitions
          (a) “Accrued Benefit” means the benefit earned by a Participant with respect to his or her Credited Service, as such benefit is determined pursuant to Article II, including, but not limited to Sections 2.1, 2.2, 2.3, and 2.4.
          (b) “Base Salary” means the Participant’s gross base salary rate (as of the end of each month) from the Company, before any pre-tax reductions pursuant to the Participant’s elections under IRC §§ 125 or 402(e)(3) or pursuant to an election to defer base salary under a nonqualified deferred compensation arrangement.
          (c) “Beneficiary” means the person or persons designated by a Participant as his beneficiary, or otherwise determined, in accordance with the provisions of Article V.
          (d) “Board” means the Board of Directors of the Company.
          (e) “Cause” means that the Participant:
               (i) shall be guilty of malfeasance, willful misconduct or gross negligence in the performance of services for the Company;
               (ii) shall not make his or her services available to the Company on a full time basis for any reason other than arising from Disability or from the Participant’s incapacity due to physical or mental illness or injury which does not constitute Disability and other than by reason of the fact that the Participant’s employment has been terminated by the Company prior to a Change in Control and other than for Cause; or
               (iii) during the period of Participant’s employment by the Company, shall, in any geographic area in which Kennametal is offering its services and products, without the prior written consent of the Company:

a.	directly or indirectly engage in, or

b.	assist or have an active interest in (whether as proprietor, partner, investor, shareholder, officer, director or any type of principal whatsoever), or enter the employ of, or act as agent for, or advisor or consultant to, any person, firm, partnership, association, corporation or business organization, entity or enterprise which is or is about to become directly or indirectly engaged in, any business which is competitive with any business of the Company or any subsidiary or affiliate thereof in which the Participant is or was engaged; provided, however, that the foregoing provisions of this definition are not intended to include (or classify as “Cause”) the Participant’s purchasing, for investment, not in excess of 1% of any class of stock or other corporate security of any company which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.
               The Committee shall determine whether or not Cause existed for termination of Participant’s employment unless the Participant has a written employment agreement with the Company, in which case the determination shall be made in the manner provided under the Participant’s said employment agreement.
          (f) “Change in Control” means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date hereof (“1934 Act”), or if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the 1934 Act which serve similar purposes; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) Kennametal shall be merged or consolidated with any corporation or other entity other than a merger or consolidation with a corporation or other entity all of whose equity interests are owned by Kennametal immediately prior to the merger or consolidation, or (ii) Kennametal shall sell all or substantially all of its operating properties and assets to another person, group of associated persons, or corporation; or (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Act), is or becomes a beneficial owner, directly or indirectly, of securities of Kennametal representing 25% or more of the combined voting power of Kennametal’s then outstanding securities coupled with or followed by the existence of a majority of the board of directors of Kennametal consisting of persons other than persons who either were directors of Kennametal immediately prior to or were nominated by those persons who were directors of Kennametal immediately prior to such person becoming a beneficial owner, directly or indirectly, of securities of Kennametal representing 25% or more of the combined voting power of Kennametal’s then outstanding securities.
          (g) “Committee” means the Compensation Committee of the Board, or such other committee designated by the Board to discharge the duties of the Committee hereunder.

          (h) “Company” means Kennametal Inc., a Pennsylvania corporation, or any successor thereto.
          (i) “Credited Service” means, except as provided in Section 1.4(c), completed calendar months of service while a Participant. A Participant’s Credited Service shall begin on the first day of the month following, or, if earlier, the first day of the month coincident with, the date of the Participant’s election as an Officer and designation by the Committee as a Participant in the Plan; provided that the Committee, in its sole and absolute discretion, may specify a different effective date for the Participant’s Credited Service to begin (though such different specified date shall be the first day of a calendar month). Except as provided in Section 1.4(c), a Participant’s Credited Service shall end on the last day of the calendar month preceding, or, if later, the last day of the calendar month coinciding with, the first to occur of : (a) the termination of the Participant’s employment with the Company, or (b) the 181st consecutive business day that Participant shall have been absent from his principal office at the Company’s offices because of Disability.
          (j) “Disability” means such incapacity due to physical or mental illness or injury, as causes the Participant to be absent from his principal office at the Company’s offices for the entire portion of 180 consecutive business days.
          (k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          (l) “Final Average Earnings” means
               (i) The annual average of a Participant’s monthly Base Salary plus monthly Target Bonus amounts (whether or not any bonuses were in fact awarded to the Participant) for the 36 completed calendar months of Credited Service preceding the date on which Participant’s employment ends (irrespective of either (a) non accrual of additional benefits, during all or part of such 36 months, based upon Credited Service due to the 500% maximum accrual limit under Section 2.2; or (b) any forfeiture of 24 months of Credited Service, pursuant to Section 2.5, in calculating his or her Vested Benefit). In the event a Participant has less than 36 completed calendar months of Credited Service, then, for purposes of calculating Final Average Earnings, then the Participant’s average Base Salary plus Target Bonus amounts shall be based on only the actual number of completed calendar months preceding the date on which the Participant’s Credited Service ends.
               (ii) A Participant’s Final Average Earnings shall be determined without regard to any limitations on compensation under the IRC, including those under IRC § 401(a)(17).
          (m) “IRC” means the Internal Revenue Code of 1986, as amended, and any successor code or law.
          (n) “Monthly Accrual Rate” has the meaning set forth at Section 2.1.
          (o) “Officer” means a corporate officer of the Company elected by the Board.

          (p) “Participant” means any individual who has initially satisfied the eligibility requirements set forth in Section 1.4 and who has an Accrued Benefit under the Plan.
          (q) “Plan” means the plan of nonqualified executive retirement benefits set forth in this document, as the same may be amended from time to time.
          (r) “Plan Year” means the twelve-month period coinciding with the Company’s fiscal year, beginning each July 1 and ending on the following June 30.
          (s) “Target Bonus” means the cash award (stated as a percentage of Base Salary) for which the Participant is eligible under his or her salary classification pursuant to Kennametal Inc. Management Performance Bonus Plan.
          (t) “Vested Benefit” means the portion, if any, of a Participant’s Accrued Benefit in which such Participant has earned vested and nonforfeitable rights under the provisions of the Plan, including, but not limited to, Sections 2.5. Nevertheless, any Participant’s Vested Benefit is subject to divestment and forfeiture pursuant to Sections 2.6 and 2.7.
     1.3 Administration.
          (a) The Committee shall administer the Plan and have sole and absolute authority and discretion to decide all matters relating to the administration of the Plan, including, without limitation, determining the rights and status of Participants or their beneficiaries under the Plan. The Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and to correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan, and to appoint delegates to carry out ministerial administrative matters under the Plan. The Committee’s determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.
          (b) Without limiting the generality of the grant of authority to the Committee under Section 1.3(a), the Committee, in its sole and absolute discretion and with no obligation to apply its discretion in a uniform manner, shall have full authority to waive a Participant’s satisfaction of the requirement of Section 2.5(d) that the Participant remain employed with the Company until age 62 to become 100% vested in his or her Accrued Benefit.
          (c) Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of IRC § 409A and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner intended to comply with IRC § 409A and the regulations issued thereunder (or such provision shall be disregarded to the extent that it cannot be so administered, interpreted or construed).

     1.4 Eligibility and Participation.
          (a) Participation in the Plan is limited to a select group of highly-compensated management employees as referred to in ERISA §§ 201(2), 301(a)(3) and 401(a)(1). In particular, participation in the Plan is limited to each key executive of the Company who satisfies the requirements of either (i) or (ii):
               (i) (A) He or she has been elected an Officer of the Company by the Board on or after July 31, 2006, and (B) he or she has specifically been designated by the Committee as eligible to participate in the Plan.
               (ii)
a. Pursuant to designation by the Committee, he or she is a current participant in the Company’s existing Supplemental Executive Retirement Plan as of July 31, 2006.
b. He or she shall not have attained the age of 56 as of December 31, 2006. And
c. He or she has elected to become a Participant in this Plan effective as of July 31, 2006 with respect to all of his or her prior service as an Officer of the Company while a designated participant in the Company’s existing Supplemental Executive Retirement Plan, as well as future service as an Officer, and to receive no benefits from the Company’s existing Supplemental Executive Retirement Plan.
          (b) A Participant in the Plan shall cease to be a Participant upon receiving payment for the full amount of benefits to which the Participant is entitled under the Plan.
          (c) Notwithstanding the foregoing, the Committee, in its sole and absolute discretion, may elect to terminate a Participant’s continued participation in the Plan at any time with respect to accrual of additional benefits after the effective date of the Committee’s action, irrespective of factors such as, but not limited to, continued employment by the Company, officer status, etc.
Article II. — Retirement Benefits
     2.1 Monthly Accrual Rate
          A Participant shall accrue benefits under the Plan at a percentage of his or her Final Average Earnings for each completed calendar month of the Participant’s Credited Service at the applicable rate set forth below:

Attained Age during the Calendar Month	Monthly Accrual
Less than 46	1.0417% (equivalent to 12.5004% per year)
46 but less than 51	1.5625% (equivalent to 18.7500% per year)
51 but less than 56	2.0833% (equivalent to 24.9996% per year)
56 but less than 59	2.6042% (equivalent to 31.2504% per year)
59 and up	3.1250% (equivalent to 37.5000% per year)
     The accumulated benefit of a Participant pursuant to the foregoing is such Participant’s Accrued Benefit.
     2.2 Maximum Accrued Benefit
          Notwithstanding Section 2.1, the maximum accumulated total monthly accruals that any Participant may earn under Section 2.1, and receive under the Plan, is 500%.
     2.3 Examples of Accrued Benefit Determination
          Example 1: An Officer is designated by the Committee to participate in the Plan effective July 1, 2006. The Participant is then age 38, having been born on January 13, 1968. She will attain age 46 in January 2014; age 51 in January 2019; age 56 in January 2024; and age 59 in January 2027. The Participant’s employment terminates on June 27, 2026 and, pursuant to Section 1.2(i), has Credited Service only through May 31, 2026. Such Participant’s Accrued Benefit under the Plan would be calculated as a percentage of her Final Average Earnings, as follows:

7-1-2006 to 12-31-2013 = 90 months x 1.0417% =	93.7530%
1-1-2014 to 12-31-2018 = 60 months x 1.5625% =	93.7500%
1-1-2019 to 12-31-2023 = 60 months x 2.0833% =	124.9980%
1-1-2024 to 5-31-2026 = 29 months x 2.6042% =	75.5218%

Total Accrued Benefit	388.02	%of Final Average Earnings
          Example 2: An Officer is designated by the Committee to participate in the Plan effective as of July 1, 2006. The Participant is then age 50, having been born on January 25, 1956. He will attain age 51 in January 2007; age 56 in January 2012; and age 59 in January 2015. The Participant’s employment terminates on December 31, 2022, when he is 66. Such Participant’s Accrued Benefit under the Plan would be calculated as a percentage of his Final Average Earnings, as follows:

7-1-2006 to 12-31-2006 = 6 months x 1.5625% =	9.3750%
1-1-2007 to 12-31-2011 = 60 months x 2.0833% =	124.9980%
1-1-2012 to 12-31-2014 = 36 months x 2.6042% =	93.7512%
1-1-2015 to 3-31-2022 = 87 months x 3.1250% =	271.8750%

Total Accrued Benefit	500.00	% of Final Average Earnings

  Note that, pursuant to Section 2.2, there is no further accrual of benefits once the Accrued Benefit reaches 500%, based on Credited Service through March 31, 2022.
     2.4 Dollar Amount of Accrued Benefit Not to Decline.
          At no time shall the dollar amount of a Participant’s Accrued Benefit decline below the amount of such benefit, calculated pursuant to the formula set forth in Section 2.1 and the maximum limit set forth in Section 2.2, as of the June 30 (the last day of the Plan Year) preceding the current date of reference.
          Accordingly, and for example, the dollar amount of each Participant’s Accrued Benefit shall be calculated as of each June 30 pursuant to the formula set forth in Section 2.1 and the maximum limit set forth in Section 2.2. Should the amount determined pursuant to any such calculation be less than the amount determined as of the immediately preceding June 30 (notwithstanding the Participant’s having an additional year of Credited Service as of the date of the current calculation), then the amount calculated as of the immediately preceding June 30 shall apply for purposes of the Plan.
          However, the dollar amount of benefits a Participant may be entitled to receive from the Plan is subject to the provisions of Section 2.5.
     2.5 Vesting of Accrued Benefit.
          Subject to the forfeiture provisions set forth in Sections 2.6 and 2.7:
          (a) A Participant who attains the age of 62 while employed by the Company shall become 100% vested in his or her Accrued Benefit under the Plan, including any additional Accrued Benefit he or she may earn by virtue of Credited Service after attaining age 62.
          (b) Prior to attaining age 62 while employed by the Company, a Participant shall, upon accruing a percentage of Final Average Earnings equal to 150% or higher, become vested in such Accrued Benefit and future increments thereto.
          (c) A Participant who is employed by the Company on the date of a Change in Control shall become vested in his or her Accrued Benefit under the Plan, including any additional Accrued Benefit he or she may earn by virtue of Credited Service after such Change in Control.
          (d) Notwithstanding Sections 2.5(b) and 2.5(c), if the Participant’s employment with the Company terminates voluntarily or involuntarily (other than for Cause, see Section 2.6) prior to attainment of age 62, then the Participant shall forfeit the last 24 months of Credited Service used in calculating his or her Accrued Benefit, and his or her Vested Benefit (if any) shall be calculated based on his or her accumulated Credited Service percentages, less the last 24 months, multiplied by his or her Final Average Earnings (determined as of the date of termination of employment). However, such forfeiture of Credited Service shall not apply if the Participant’s termination of employment is because of his or her death or follows his or her incurring a Disability.
          (e) The operation of Section 2.5 is illustrated by the following examples:
          Example 1: This example replicates Example 1 in Section 2.3. An Officer is designated by the Committee to participate in the Plan effective July 1, 2006. The Participant is then age 38, having been born on January 13, 1968. She will attain age 46 in January 2014; age 51 in January 2019; age 56 in January 2024; and age 59 in January 2027. The Participant’s employment terminates on June 27, 2026 (other than by reason of Disability or death). Such Participant’s Vested Benefit under the Plan would be calculated as a percentage of her Final Average Earnings, as follows:

7-1-2006 to 12-31-2013 = 90 months x 1.0417% =	93.7530%
1-1-2014 to 12-31-2018 = 60 months x 1.5625% =	93.7500%
1-1-2019 to 12-31-2023 = 60 months x 2.0833% =	124.9980%
1-1-2024 to 5-31-2024 = 5 months x 2.6042% =	13.0210%

Total Vested Benefit	325.52	% of Final Average Earnings
          Example 2: A Participant has an Accrued Benefit of 148% of Final Average earnings at the time of her Disability or death. Inasmuch as the Participant’s Accrued Benefit had not reached the minimum level of 150% required for vesting pursuant to Section 2.5(b), the Participant has no Vested Benefit under the Plan and nothing is payable to the Participant or, in the case of death, to the Participant’s Beneficiary.
          Example 3: A Participant has an Accrued Benefit of 148% of Final Average earnings at the time of the occurrence of a Change in Control. The Participant’s employment terminates immediately following the Change of Control. The Participants Vested Benefit is calculated based on his Credited Service at the date of termination of employment reduced by the Accrued Benefit attributable to the 24 months of Credited Service preceding his termination of employment.
          Example 4: An Officer is designated by the Committee to participate in the Plan effective July 1, 2006. The Participant is then age 32—about to become 33—having been born on July 4, 1973. She will attain age 46 in July 2019; age 51 in July 2024; age 56 in July 2029; and age 59 in July 2032. The Participant voluntarily terminates employment on June 30, 2033, when she is age 59. Such Participant’s Accrued Benefit under the Plan would be calculated as a percentage of her Final Average Earnings, as follows:

7-1-2006 to 6-30-2019 = 156 months x 1.0417% =	162.5052%
7-1-2019 to 6-30-2024 = 60 months x 1.5625% =	93.7500%
7-1-2024 to 6-30-2029 = 60 months x 2.0833% =	124.9980%
7-1-2029 to 6-30-2032 = 36 months x 2.6042% =	93.7512%
7-1-2032 to 2-28-2033 = 8 months x 3.1250% =	25.0000%

Total Accrued Benefit (maximum Accrued Benefit)	500.00	% of Final Average Earnings

However, because the Participant’s employment terminated prior to attainment of age 62 and other than because of her death or following a Disability, her Vested Benefit is calculated as follows:

7-1-2006 to 6-30-2019 = 156 months x 1.0417% =	162.5052%
7-1-2019 to 6-30-2024 = 60 months x 1.5625% =	93.7500%
7-1-2024 to 6-30-2029 = 60 months x 2.0833% =	124.9980%
7-1-2029 to 2-28-2031 = 20 months x 2.6042% =	52.0840%

Total Vested Benefit	433.34	% of Final Average Earnings
     2.6 Forfeiture for Cause
     Notwithstanding anything in this Plan to the contrary, if a Participant’s employment with the Company terminates on account of Cause (which includes voluntary resignation in lieu of involuntary termination on account of Cause), no benefits will be payable hereunder. All benefits of any nature, whether vested or unvested, shall be forfeited and the Participant shall have no further rights under the Plan.
     2.7 Forfeiture for Competition
     Except in the case of a Participant who has become Vested in his or her Accrued Benefit upon the occurrence of a Change in Control, the payment of a Participant’s Vested Benefit under this Plan is expressly conditioned upon the non-competition of the Participant with the Company, and his or her nonsolicitation of customers and/or employees of the Company, for a period of three years after the Participant leaves the Company. Accordingly, unless the Participant first secures the written consent of the Board or the Committee, he or she shall not directly or indirectly, as an officer, director, employee, consultant, agent, partner, joint venturer, proprietor, or other, engage in or assist any business which is or may become in direct or indirect competition with the Company or any of its subsidiaries, other than as a mere investor holding not more than one percent of the equity interest of any such competing enterprise; nor shall he or she solicit customers or employees of the Company or any of its subsidiaries. In the event that the Committee makes a good-faith determination that a Participant who is entitled to receive a Vested Benefit under the Plan, or who has already received a Vested Benefit under the Plan, is or may be violating the non-competition provisions hereof, it shall immediately notify him or her of such finding in writing and afford him or her a reasonable opportunity (a period of not less than sixty days) to rebut such finding, or to desist from such competitive activity. In the event that the Committee believes that a violation of the non-competition provision continues uncorrected following the sixty-day period, it shall direct that the Participant (including any Beneficiary claiming through the Participant) shall forfeit any right to future payment of a Benefit under the Plan, and if the Participant has already received a Benefit under the Plan, the Committee is authorized and directed to undertake legal proceedings against the Participant to recover such Benefit.

Article III. — Distribution of Benefit
     3.1 Date of Distribution of Benefits
     A Participant’s Vested Benefit shall be paid in a cash lump sum to the Participant (or, as applicable, the Participant’s Beneficiary) not later than 30 days following first to occur of
          (a) the date of the Participant’s death;
          (b) the date that is six months after the date of the Participant’s termination of employment.
Article IV. — Funding By Company
     4.1 Unsecured Obligation of Company.
          (a) Any benefit payable pursuant to this Plan shall be paid from the general assets of the Company. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or a fiduciary relationship between any Participant (or any other interested person) and the Company or the Committee, or require the Company to maintain or set aside any specific funds for the purpose of paying any benefit hereunder. To the extent that a Participant or any other person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
          (b) If the Company maintains a separate fund or makes specific investments, including the purchase of insurance insuring the life of a Participant, to assure its ability to pay any benefits due under this Plan, neither the Participant nor the Participant’s Beneficiary shall have any legal or equitable ownership interest in, or lien on, such fund, policy, investment or any other asset of the Company. The Company, in its sole discretion, may determine the exact nature and method of informal funding (if any) of the obligations under this Plan. If the Company elects to maintain a separate fund or makes specific investments to fund its obligations under this Plan, the Company reserves the right, in its sole discretion, to terminate such method of funding at any time, in whole or in part.
Article V. — Beneficiaries
     5.1 Beneficiary Designations.
     A Participant may designate a Beneficiary under the Plan only by signing an instrument (in form acceptable to the Committee) and filing the same with the Committee or its delegate prior to the Participant’s death. In the absence of such a designation and at any other time when there is no existing Beneficiary designated hereunder, the unpaid value of the Participant’s Vested Benefit to which a Beneficiary was entitled shall be distributed to the Participant’s surviving spouse, if any; otherwise to the Participant’s issue per stirpes, if any; otherwise to the Participant’s estate. A Beneficiary who dies or which ceases to exist shall not be entitled to any part of any payment thereafter to be made to the Participant’s Beneficiary unless the Participant’s designation specifically provides to the contrary. If two or more persons designated as a Participant’s Beneficiary are in existence, the amount of any payment to the Beneficiary under this Plan shall be divided equally among such persons, unless the Participant’s designation specifically provides to the contrary.
     5.2 Change in Beneficiary.
     A Participant may, at any time and from time to time, change a Beneficiary designation hereunder without the consent of any existing Beneficiary or any other person. Any change in Beneficiary shall be made only by an instrument (in form acceptable to the Committee) signed by the Participant, and any change shall be effective only if signed by the Participant and received by the Committee or its delegate prior to the death of the Participant.
Article VI. — Claims Procedures
     6.1 Claims for Benefits.
     The Committee shall determine the rights of any Participant to any benefits hereunder. Any Participant who believes that he or she has not received the benefits to which he is entitled under the Plan may file a claim in writing with the Committee. The Committee shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant within the first 90-day period), either allow or deny the claim in writing. If a claimant does not receive written notice of the Committee’s decision on his claim within the above-mentioned period, the claim shall be deemed to have been denied in full.
     A denial of a claim by the Committee, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:
          (a) the specific reasons for the denial;
          (b) specific reference to pertinent Plan provisions on which the denial is based;
          (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
          (d) an explanation of the claim review procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
     6.2 Appeal Provisions.
     A claimant whose claim is denied (or his duly authorized representative) may within 60 days after receipt of denial of a claim file with the Committee a written request for a review of such claim. If the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Committee on his claim, the decision shall become final and the claimant will not be entitled to bring a civil action under ERISA §

502(a). If such an appeal is so filed within such 60-day period, the Committee (or its delegate) shall conduct a full and fair review of such claim. During such review, the claimant (or the claimant’s authorized representative) shall be given the opportunity to review all documents that are pertinent to his claim and to submit issues and comments in writing.
     The Committee (or its delegate) shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension). Such decision shall be written in a manner calculated to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons. If the decision on review is not furnished to the claimant within the above-mentioned time period, the claim shall be deemed to have been denied on review.
     6.3 Further Proceedings
     If a Participant’s claim for benefits is denied in whole or in part, such Participant may file suit only in a state court located in Westmoreland County, Pennsylvania or federal court located in Allegheny County, Pennsylvania. Notwithstanding, before such Participant may file suit in a state or federal court, Participant must exhaust the Plan’s administrative claims procedure. If any such judicial or administrative proceeding is undertaken, the evidence presented will be strictly limited to the evidence timely presented to the Plan Administrator. In addition, any such judicial or administrative proceeding must be filed within six months after the Plan Administrator’s final decision.
Article VII. — Miscellaneous
     7.1 Withholding.
     The Company shall have the right to withhold from any benefits payable under the Plan or other wages payable to a Participant an amount sufficient to satisfy all federal, state and local tax withholding requirements, if any, arising from or in connection with the Participant’s receipt or vesting of benefits under the Plan.
     7.2 No Guarantee of Employment.
     Nothing in this Plan shall be construed as guaranteeing future employment to any Participant. Without limiting the generality of the preceding sentence, except as otherwise set forth in a written agreement, a Participant continues to be an employee of the Company solely at the will of the Company, subject to discharge at any time, with or without Cause. The benefits provided for herein for a Participant shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of a Participant in any manner whatsoever. Except as otherwise specifically provided herein, nothing contained in this Plan shall affect the right of a Participant to participate in or be covered by or under any qualified or nonqualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit Plan constituting any part of the Company’s compensation structure whether now or hereinafter existing.
     7.3 Payment to Guardian.
     If a benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company and each subsidiary from all liability with respect to such benefit.
     7.4 Assignment.
     No right or interest under this Plan of any Participant or Beneficiary shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary.
     7.5 Severability.
     If any provision of this Plan or the application thereof to any circumstance(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.
     7.6 Amendment and Termination.
          (a) The Company may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan; provided, however, that no modification, amendment or termination of this Plan shall adversely affect the Accrued Benefit rights of a Participant under the Plan, determined as of the date of such action, without the consent of such Participant. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Company may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary or advisable to conform the provisions of the Plan with IRC § 409A, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination of this Plan shall adversely affect the rights of a Participant under the Plan.
          (b) The Committee is authorized, in its sole and complete discretion, to act for the Company in exercising the Company’s powers of amendment and termination as described in Section 7.6(a).

     7.7 Exculpation and Indemnification
     The Company shall indemnify and hold harmless the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, willful misconduct, and/or criminal acts of such persons.
     7.8 Confidentiality.
     In further consideration of the benefits available to each Participant under this Plan, each Participant shall agree that, except as such may be disclosed in financial statements and tax returns, or in connection with estate planning, all terms and provisions of this Plan, and any agreement between the Company and the Participant entered into pursuant this Plan, are and shall forever remain confidential until the death of Participant; and the Participant shall not reveal the terms and conditions contained in this Plan or any such agreement at any time to any person or entity, other than his respective financial and professional advisors unless required to do so by a court of competent jurisdiction or as otherwise may be required by law.
     7.9 Leave of Absence.
     The Company may, in its sole discretion, permit a Participant to take a leave of absence for a period not to exceed one year. Any such leave of absence must be approved by the Company. During this time, the Participant will still be considered to be in the employ of the Company for purposes of this Plan.
     7.10 Gender and Number.
     For purposes of interpreting the provisions of this Plan, the masculine gender shall be deemed to include the feminine, the feminine gender shall be deemed to include the masculine, and the singular shall include the plural unless otherwise clearly required by the context.
     7.11 Governing Law.
     Except as otherwise preempted by the laws of the United States, this Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of law provisions.
Article VIII. — STATEMENT OF ERISA RIGHTS
     Each Participant in the Plan is entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to:

     Receive Information About the Plan and Benefits
     Examine, without charge, at the Plan Administrator’s office, all documents governing the Plan.
     Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and an updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
     Prudent Actions by Plan Fiduciaries
     In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Participants and beneficiaries. No one, including a Participant’s employer or any other person, may fire such Participant or otherwise discriminate against a Participant in any way to prevent such Participant from obtaining a welfare benefit or exercising such Participant’s rights under ERISA. However, this rule neither guarantees continued employment, nor affects the Company’s right to terminate a Participant’s employment for other reasons.
     Enforce Participant Rights
     If a Participant’s claim for a benefit is denied or ignored, in whole or in part, a Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
     Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests a copy of Plan documents and does not receive them within 30 days, such Participant may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay such Participant up to $110 a day until Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a Participant has a claim for benefits which is denied or ignored, in whole or in part, such Participant may file suit in a state or Federal court. If a Participant is discriminated against for asserting such Participant’s rights, such Participant may seek assistance from the U.S. Department of Labor, or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If a Participant is successful the court may order the person such Participant has sued to pay these costs and fees. If a Participant loses, the court may order such Participant to pay these costs and fees, for example, if it finds such Participant’s claim is frivolous.
     Assistance with Participant Questions
     If a Participant has any questions about the Plan, such Participant should contact the Plan Administrator. If a Participant has any questions about this statement or about such Participant’s rights under ERISA, or if a Participant needs assistance in obtaining documents from the Plan Administrator, such Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in such Participant’s telephone directory or the

Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about such Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
Article IX. — SUMMARY INFORMATION
       Name of Plan: The name of the plan under which benefits are provided is the Kennametal Inc. 2006 Executive Retirement Plan
Plan Sponsor: The Sponsor of the Plan is:
Kennametal Inc.
1600 Technology Way
P. O. Box 231
Latrobe, PA 15650-0231
Telephone: (724) 539-5000
Plan Administrator: The Plan Administrator of the Plan is:
The Compensation Committee of the Board of Directors
Kennametal Inc.
1600 Technology Way
P. O. Box 231
Latrobe, PA 15650-0231
Telephone: (724) 539-5000
       Employer Identification Number: The Employer Identification Number (EIN) assigned to the Plan Sponsor by the Internal Revenue Service is 25-0900168.
       Type of Plan: Nonqualified unfunded deferred compensation plan (“top hat”).
       Type of Administration: The Plan is administered by the Plan Administrator without use of third party administrators or insurers.
       Funding: Benefits payable under the Plan are provided from the general assets of the Company.
       Agent for Service of Legal Process: For disputes arising under the Plan, service of legal process may be made upon the General Counsel of Plan Sponsor.
       Plan Year: The Plan’s fiscal records are kept on a June 30 fiscal year basis (July 1 to June 30).

 Adopted by order of the Board of Directors.

KENNAMETAL INC

	By:	/s/ Kevin R. Walling

Kevin R. Walling
Vice President and
Date: September 11, 2006		Chief Human Resource Officer